                  INVESTMENT ADVISORY AGREEMENT


     AGREEMENT made April 1, 1991, between EAGLE GROWTH SHARES,

INC., a Maryland corporation (herein called the "Fund") and

BAXTER FINANCIAL CORPORATION, a Florida corporation, (herein called the "Adviser").



     The purpose of this Agreement is to set forth all the terms and conditions upon which the Adviser will furnish investment advisory services to the Fund in the conduct of its business as an investment company.



     In consideration of the mutual promises herein contained,

the parties hereto, intending to be legally bound, agree as

follows:



     1.   The Adviser shall conduct a continuous review of the

Fund's investment portfolio and also on a continuous basis

provide the Fund with investment advice and recommendations

regarding the investment and reinvestment of the Fund's assets,

including in the opinion of the Adviser, what securities should be purchased or sold by the Fund, what portion of the Fund's assets should remain uninvested, the extent to which the Fund shall lend its portfolio securities, engage in the writing or purchase of options and otherwise exercise its investment powers.

All investment advice and recommendations provided by the Adviser under this Agreement shall be consistent with the investment objectives, investment policies and investment limitations of the

Fund as set forth in its registration statements filed with the

Securities and Exchange Commission ("Commission"), Articles of

Incorporation, Bylaws and the directions of the Board of

Directors of the Fund, and authorized duly organized committees created by the Board of Directors, as currently stated, and as may be hereinafter supplemented and amended during the term of this Agreement.  The Adviser shall have discretionary authority to effect securities transactions for the Fund.



     2.   Upon the request of the Fund, the Adviser will report

to the Fund and furnish the Fund with information about the

transactions effected for the Fund and the bases of any

recommendations or advice given the Fund concerning the

investment portfolio of the Fund.



     3.   The Adviser shall provide the Fund with statistical

analyses and research studies with respect to various issues,

issuers and industries, and reports, statistical and factual analyses and studies relating to general economic and financial trends at the request of the Fund.

     4.   It shall be the responsibility of the Adviser to

ascertain that all services required to be provided to the Fund under this Agreement are fully furnished in a timely manner.



     5.   The Fund shall pay to the Adviser an annual fee equal

to the sum of the following:  .75 percent of the net asset value of the Fund which does not exceed two hundred million dollars

($200,000,000), plus .625 percent of the net asset value of the

Fund which exceeds two hundred million dollars ($200,000,000) but does not exceed four hundred million dollars ($400,000,000), plus

 .50 percent of the net asset value of the Fund which exceeds four hundred million dollars ($400,000,000), such net assets to be calculated as of the last business day of the month for which the fee is being calculated.  The fee provided for in this Section 5 shall be paid on the fifth business day of the month next

succeeding the month for which the fee has been calculated.  The fee provided for herein shall be paid monthly at a rate equal to

1/12th of the annual rate.  In computing such fee the net asset value of the Fund shall be the appraised value of the assets determined in accordance with the principles relating thereto set forth in the Bylaws of the Fund as may be amended from time to time (which provisions are incorporated herein by reference) less all liabilities including commissions, reserves and accruals as determined in the discretion of the Board of Directors of the

Fund.  In the event that this Agreement shall commence or

terminate on other than the first day or last day of a month, the fee payable under this Section 5 for such month(s) shall be pro rated on a daily basis.



     6.   The Fund shall pay all of its own costs and operating

expenses of every kind and nature, including, but not limited to,

printing expenses, fees and expenses of its independent public accountant, legal fees, costs of reports to its stockholders and reports to the Commission, registration statements, the

preparation of the Fund's tax returns, costs of custodian,

dividend disbursing and transfer agent, and costs in connection with meetings of its Board of Directors and stockholders.



     7.   It is understood and agreed that directors, officers,

agents and stockholders of the Fund are or may be interested in

Adviser as stockholders, employees, agents or otherwise, and that stockholders, employees and agents of the Adviser are or may be interested in the Fund as directors, officers, stockholders or otherwise.  It is understood and agreed further that the Adviser may be interested in the Fund as a stockholder or otherwise.



     8.   This Agreement will become effective on April 1, 1991

or on such other date as may be agreed by the Fund and the

Adviser after approval by a vote of the holders of a majority of the outstanding voting securities of the Fund and following

approval by a vote of a majority of the Board of Directors of the

Fund, including approval of the terms of this Agreement by a majority of those directors who, under Sections 15(c) and

2(a)(19) of the Investment Company Act of 1940 ("1940 Act") are

not parties to this Agreement or interested persons of any such party, cast in person at a meeting specifically called to approve the terms of this Agreement.  This Agreement shall remain in force until March 31, 1993 and will continue thereafter from year to year so long as such continuance is specifically approved at least annually by a majority vote of the Board of Directors of the Fund, or by a vote of the holders of a majority of the

outstanding voting securities of the Fund; provided, however,

that in order to effect any such continuance, the terms of this

Agreement must also be approved by a majority vote, cast in

person, of those directors of the Fund who, under Sections 15(c)

and 2(a)(19) of the 1940 Act are not parties to this Agreement or interested persons of any such party, at a meeting called for the purpose of considering the approval of this Agreement.  This

Agreement may be terminated at any time, without payment of

penalty, by the Board of Directors of the Fund or by a vote of the holders of a majority of the outstanding voting securities of the Fund, upon not more than sixty (60) days written notice to

Adviser, and it may be terminated by the Adviser, without

penalty, upon not more than sixty (60) days written notice to the

Fund.  Any notice provided for herein shall be deemed duly given if mailed to the regular executive office of the Fund or Adviser as the case may be.  This Agreement shall automatically terminate in the event of its "assignment", as defined by the 1940 Act,

unless the Commission grants an exemption from those provisions of the 1940 Act which would otherwise operate to terminate the

Agreement automatically in the event of its assignment.



     9.   This Agreement shall not be amended nor shall it or any

rights hereunder be assigned, transferred or in any manner

hypothecated except as specifically provided herein; nor shall any new contract between the Fund and Adviser become effective without the affirmative vote of a majority of the outstanding voting securities of the Fund; provided that the foregoing

limitations shall not prevent any minor amendments to the

Agreement which may be required by Federal or state regulatory bodies.



     IN WITNESS WHEREOF the parties hereto, intending to be

legally bound, have caused this Agreement to be executed on the day and year first above written.


                                   EAGLE GROWTH SHARES, INC.
Attest:


/s/Linda J. Budshaw                By:/s/Ronald F. Rohe
-----------------------------         -------------------------
              Asst. Secretary


                                   BAXTER FINANCIAL CORPORATION
Attest:


/s/Warren W. Flaschar              By:/s/Donald H. Baxter
-----------------------------         -------------------------
                    Secretary